EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE	CONTACT:	BRIEN M. CHASE, CFO
MAY 22, 2018		304-525-1600

PREMIER FINANCIAL BANCORP, INC.
ANNOUNCES 5 FOR 4 STOCK SPLIT
AND SECOND QUARTER CASH DIVIDEND

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/GMS-PFBI) a $1.5 billion community financial holding company with two community bank subsidiaries announced today that the board of directors has declared a 5 for 4 stock split payable to shareholders of record on June 4, 2018 and a $0.15 cash dividend payable to shareholders of record on June 15, 2018.

President and CEO, Robert W. Walker stated, “We are pleased to reward our shareholders with both the stock split and the cash dividend.  The board reflected on the positive earnings performance of the company in 2017 and the first quarter of 2018, as well as the positive impact of the lower corporate income tax rate resulting from the 2017 Tax Cut and Jobs Act, and their desire to provide shareholders with increased value. The declared stock split will result in shareholders receiving 1 additional share of common stock for every 4 shares of common stock they already own on June 4, 2018 (the record date).  The shares will be added to their ownership record automatically on the payable date, June 8, 2018, with any resulting fractions of a share paid in cash at the rate of $21.23 per whole share.  Since the record date of the cash dividend is after the issuance of the 5 for 4 stock split, shareholders will receive the $0.15 per share cash dividend on those additional shares, effectively increasing the cash dividend by 25% as well.”

At its regularly scheduled May meeting, the board of directors resolved to issue the 5 for 4 stock split to common shareholders of record on June 4, 2018, payable to shareholders on June 8, 2018, and declared the $0.15 per share cash dividend to common shareholders of record on June 15, 2018.  The cash dividend will be paid to shareholders on June 29, 2018, the last business day of the quarter.

Certain Statements contained in this news release, including without limitation, statements including the word “believes,” “anticipates,” “intends,” “expects” or words of similar import, constitute “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements.  Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release.  Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.  Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.